UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): December 31, 2022

SHARPLINK GAMING LTD.
(formerly Mer Telemanagement Solutions Ltd.)
(Exact name of registrant as specified in charter)

Israel	9200	98-1657258
(State of Incorporation)	(Primary Standard Industrial Classification Code Number.)	(IRS Employer Identification No.)

333 Washington Avenue North, Suite 104
Minneapolis, Minnesota  55402
(Address of Principal Executive Offices) (Zip Code)

612-293-0619
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SBET	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01	Completion of Acquisition or Disposition of Assets

On December 31, 2022, SharpLink Gaming Ltd. (“SharpLink” or the “Company”) consummated the sale of all rights, title, interests and benefits of SharpLink’s legacy business, Mer Telecommunications Solutions Ltd. (“Legacy MTS”), including 100% of the shares of MTS Integratrak Inc., one of the Company’s U.S. subsidiaries, pursuant to a Share and Asset Purchase Agreement (the “Agreement”) with Entrypoint South Ltd., a subsidiary of Entrypoint Systems 2004, Ltd., for consideration of an earn-out payment equal to three times Legacy MTS’ Earnings Before Interest, Taxes and Depreciation for the year ending December 31, 2023, up to a maximum earn-out payment of $1 million (adjusted to reflect net working capital as of the closing date).  In connection with the transaction, Entrypoint South Ltd. changed its name to MTS Technology Ltd.

Legacy MTS’s business concentrates on worldwide provision of telecom expense management (“TEM”) solutions which assist enterprises and organizations to make smarter choices with their telecommunications spending at each stage of the service lifecycle, including allocation of cost, proactive budget control, fraud detection, processing payments and spending forecasting. In July 2021, SharpLink merged with Mer Telemanagement Solutions Ltd., which at the time owned the Legacy MTS business, in a go-public transaction. Following the merger, SharpLink has operated Legacy MTS and its related subsidiaries as a business unit which has been reported in financial filings as SharpLink’s Enterprise TEM segment. In June 2022, SharpLink’s Board of Directors provided management with approval to enter into negotiations with prospective buyers of Legacy MTS due to the fact that Legacy MTS’s business is not complementary nor of any strategic benefit to SharpLink’s focus on the emerging U.S. sports betting and iGaming industries.

The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated into this Item 2.01 by reference. A copy of the Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the parties. In particular, the Agreement contains representations, warranties and covenants that were made as of specific dates and only for the benefit of the parties to the Agreement and are qualified by information included in confidential disclosure schedules. Moreover, certain representations, warranties and covenants in the Agreement were made for the purpose of allocating risk between the parties rather than establishing matters as facts. Accordingly, the representations, warranties and covenants in the Agreement should not be relied upon as characterizations of the actual state of facts about the parties to the agreement.

Item 7.01	Regulation FD Disclosure

A press release related to the matters described in Item 2.01 of this Current Report on Form 8-K is included in Exhibit 99.1. The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), or otherwise subject to the liabilities of such act, nor shall such information or exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
2.1	Share and Asset Purchase Agreement, dated as of November 9, 2022, by and between SharpLink Gaming Ltd. and Entrypoint South Ltd.*
99.1	Press release, dated January 5, 2023

* Annexes and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Company agrees to furnish supplementally to the SEC a copy of any omitted annexes and schedules upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHARPLINK GAMING LTD

	By:	/s/ Rob Phythian
	Name:	Rob Phythian
	Title:	Chief Executive Officer
Dated: January 5, 2023